EXHIBIT 10.1

Trizec Properties, Inc.
2002 Long-Term Incentive Plan
2004 Long-Term Outperformance Compensation Program
(Effective as of October 20, 2004)

ARTICLE 1

GENERAL

1.1	Background; Purpose. Trizec Properties, Inc. (the “Company”) maintains the Trizec Properties, Inc. 2002 Long-Term Incentive Plan (as amended, modified or supplemented from time to time, the “Plan”). Among the forms of compensation contemplated by the Plan are grants of Restricted Stock and Performance Awards. This 2004 Long-Term Outperformance Compensation Program (this “Program”) is adopted in furtherance of the authority to make such grants and provides for grants of Restricted Stock (each, an “Award”) to certain senior executives of the Company based on the Company’s Total Return to Shareholders over a specified period of time. The Awards shall be subject to the terms and conditions set forth herein and in the Plan and shall be evidenced pursuant to agreements (each, an “Agreement”) substantially in the form attached hereto as Exhibit A.

1.2	Administration. The Program and the Awards shall be administered by the Compensation Committee (the “Committee”) of the Board of Directors of the Company (the “Board”) in accordance with Section 3 of the Plan.

1.3	Definitions. Capitalized terms used herein without definitions shall have the meanings given to those terms in the Plan. In addition, as used herein:

“Award Value” with respect to each Participant means the Outperformance Amount multiplied by the Participant’s Award Percentage.

“Award Percentage” means the percentage of the Outperformance Amount allocated to each Participant by the Committee on or prior to January 18, 2005, the date that is 90 days following the Effective Date; provided, however, that the aggregate Award Percentage for all Participants may not exceed 100% of the Outperformance Amount.

“Disability” means a determination by the Committee that a Participant, as a result of a physical or mental illness or other disability, has a “Disability” for purposes of this Program.

“Dividend Value” means the aggregate amount of dividends paid on each Share between the Effective Date and the Valuation Date.

“Effective Date” means October 20, 2004.

“Measurement Date” means October 19, 2007.

“Outperformance Amount” means a dollar amount determined as of the Valuation Date equal to 6% of the product of (a) the Total Return to Shareholders minus the Outperformance Threshold multiplied by (b) $2,442,851,072.

“Outperformance Threshold” means a Total Return to Shareholders equal to the greater of (i) 110% of the Peer Group TRS and (ii) a 10% Total Return to Shareholders, compounded annually.

“Participant” means a senior executive of the Company selected by the Committee to participate in the Plan on or prior to January 18, 2005, the date that is 90 days following the Effective Date.

“Peer Group” means the Company’s peer competitors set forth in Schedule A, as amended from time to time in accordance with the terms of the Program.

“Peer Group TRS” means the average total return to shareholders of the Peer Group calculated as of the Valuation Date in the same manner as the Company’s Total Return to Shareholders.

“Share Price” is the average closing price of a Company Share as reported on the New York Stock Exchange over the 20 trading days ending on the applicable date of valuation.

“Total Return to Shareholders” means an amount, not less than zero, equal to (a) the sum of the (i) the Dividend Value and (ii) the Share Price on the Valuation Date minus the Share Price on the Effective Date divided by (b) the Share Price on the Effective Date.

“Valuation Date” means, with respect to each Participant, the earlier of (i) the Measurement Date, (ii) the date upon which a Change of Control occurs and (iii) the date of the Participant’s termination of employment due to the Participant’s death, Disability or Retirement.

“Vesting Date” means each date on which a Participant’s Award vests in accordance with Section 2.2.1.

ARTICLE 2

OUTPERFORMANCE AWARDS

2.1	Awards.

2.1.1	Award Grant. Subject to Section 2.1.2, each Participant is hereby granted an Award consisting of a number of Restricted Shares calculated as of the Valuation Date, equal to the Participant’s Award Value divided by the Share Price with fractional Shares rounded up to the nearest whole number of Shares. Awards will be paid in Restricted Shares (the “Award Shares”) as soon as reasonably practicable following the Valuation Date. To the extent that, as of the Valuation Date, there is an insufficient number of Shares available for issuance under the Plan, the amount of Award Shares granted to each Participant shall be reduced on a pro rata basis and the remaining portion of the Award Value will be paid in cash. In such an event, references to Award Shares in the Program shall, to the extent applicable, also be deemed to refer to such cash amount (including,without limitation, in clause (i) of Section 2.1.2 below).

2.1.2	Maximum Award Pool. Notwithstanding anything set forth in Section 2.1.1, the aggregate Award Value allocated, and the maximum Award Shares granted, to all Participants shall not exceed the lesser of (i) 2.5% of the aggregate number of Shares outstanding on a fully diluted basis as of the Valuation Date and (ii) $25,000,000 (the “Award Limit”); provided, however, that to the extent that (a) the aggregate Award Percentages allocated to Participants as of January 18, 2005 is less than 100% of the Outperformance Amount and/or (b) a Participant’s Award is cancelled in accordance with Section 2.2, each factor of the Award Limit shall be reduced by an amount equal to such factor multiplied by the percentage of the Outperformance Amount not allocated or the Participant’s cancelled Award Percentage, as applicable. Any reductions to the Award Value and Award Shares made pursuant to the Award Limit will be effected on a pro rata basis with respect to all Participants.

2.1.3	Award Percentage; Cancellation of Awards; Participants. Following the initial allocation by the Committee, the Award Percentages may not be increased or decreased. In addition, to the extent that on or after January 18, 2005, a Participant’s Award is cancelled in accordance with Section 2.2, such Participant’s Award and Award Percentage shall be eliminated and shall not become available for reallocation to other Participants. Following January 18, 2005, no new Participants shall be eligible to participate in the Program and any unallocated portions of the Outperformance Amount shall be cancelled.

2.2	Vesting; Termination of Employment; Change of Control.

2.2.1	Vesting. Except as otherwise set forth herein, 75% of a Participant’s Award shall vest on the Measurement Date and the remaining 25% of the Award shall vest on the first anniversary of the Measurement Date provided that the Participant remains in continuous employment with the Company through each applicable Vesting Date.

2.2.2	Termination of Employment. If, prior to the applicable Vesting Date, a Participant’s employment with the Company terminates for any reason other than the Participant’s death or Disability, then the unvested portion of the Participant’s Award shall be immediately cancelled and no Award Shares shall be distributed in respect thereof.

2.2.3	Death; Disability. Notwithstanding any other provision herein, upon the date of a Participant’s termination of employment with the Company due to the Participant’s death or Disability (i) the Participant’s Award shall immediately vest in full and be valued as of such date and (ii) as soon as reasonably practicable following such Valuation Date, the Participant will receive payment of his or her Award Shares.

2.2.4	Change in Control. Notwithstanding any other provision herein or in the Plan, upon the effective date of a Change in Control (i) each Award shall immediately vest in full and (ii) as soon as reasonably practicable following such Valuation Date, each Participant will receive payment of his or her Award Shares.

2.3	Payments by Participants. For purposes of Section 3.1(b) of the Plan, no amount shall be payable to the Company by any Participant at any time in respect of an Award.

2.4	Deferral. On a date determined by the Committee, which date will be at least one year prior to the applicable Vesting Date, a Participant may irrevocably elect to defer payment of any or all of his or her Award Shares pursuant to the terms of a deferred compensation plan of the Company in effect from time to time (the “Deferred Compensation Plan”). Following deferral pursuant to this Section 2.4, the Award Shares shall be governed by the terms of the Deferred Compensation Plan. Upon the effective date of the deferral (i.e., the applicable Vesting Date), the Award Shares deferred pursuant to this Section 2.4 shall no longer be subject to cancellation. The Company may eliminate this Section 2.4 or modify, amend or terminate a Participant’s deferral election pursuant to the Deferred Compensation Plan at any time, in its sole discretion, if it considers it necessary or advisable to do so under applicable laws.

2.5	Dividends. On and after the Valuation Date, if the Company pays a cash dividend on the Shares, the Company shall pay the same cash dividend on each issued and outstanding Award Share whether or not such Award Share has then vested (which dividend shall be non-refundable, notwithstanding any subsequent cancellation, if any, of Award Shares in respect of which such dividend was paid). Upon cancellation of any Award Shares, payment of dividends with respect to such cancelled Award Shares will cease immediately. If a Participant elects to defer all or a portion of his or her Award Shares pursuant to Section 2.4, any dividends paid on or following the date of deferral with respect to such deferred Award Shares shall be automatically deferred and deemed invested in additional Shares in accordance with and subject to, the terms of the Deferred Compensation Plan.

ARTICLE 3

MISCELLANEOUS

3.1	Shareholder Rights. Prior to payment, a Participant shall not have any rights as a shareholder (including, without limitation, voting rights) with respect to Award Shares.

3.2	Restrictions on Transfer. Prior to the applicable Vesting Date, no Participant shall assign, transfer, or otherwise encumber or dispose of any Award or Award Shares except as provided by will or the laws of descent and distributions. Following payment, a Participant may only transfer 25% of his or her Award Shares in each of the four successive 12-month periods commencing on the Valuation Date and ending on the fourth anniversary of the Valuation Date.

3.3	No Right to Continued Employment. Neither the Plan, the Program nor any Agreement shall be construed as giving a Participant the right to be retained in the employ or service of the Company, nor shall they interfere in any way with the right of the Company to modify the terms of, or terminate a Participant’s employment.

3.4	Amendments. The Committee may amend the Program or any Agreement at any time; provided, however, that any amendment or modification which adversely affects a Participant requires the prior written consent of such Participant.

3.5	Incorporation of Plan. The provisions of the Plan are hereby incorporated by reference as if set forth herein.

3.6	Restrictive Legends. The stock certificates evidencing the Award Shares shall contain any restrictive or other legends that the Committee determines are necessary and appropriate.

3.7	Withholding Taxes. Each Participant shall be required to remit any taxes the Company determines are due and payable with respect to an Award. A Participant may either pay the taxes due to the Company, or, in the sole discretion of the Committee, request that Award Shares be withheld in an amount sufficient to cover the obligation based on the then Fair Market Value of such Award Shares. The Company may withhold the Award Shares (or require its transfer agent to withhold issuance of the stock certificate for the Award Shares) until taxes have been satisfied.

3.8	Governing Law. The Program and each Agreement shall be governed by the laws of the State of Delaware. By participating in the Program, each Participant consents to the jurisdiction of the federal and state courts located in Chicago, Illinois.

3.9	Notices. Notices, required or permitted to be made under the Program or any Agreement shall be sufficiently made if (a) sent by (i) registered or certified mail, (ii) a nationally recognized courier service or (iii) facsimile, and (b) addressed (x) to the Participant at his or her address as set forth in the books and records of the Company or (y) to the Company or the Committee at the principal office of the Company. Each Participant is required to notify the Company promptly of any change of address.

3.10	Binding on Successors. The terms and provisions of the Program, the Plan and any Agreement will be binding on any successor in interest to each Participant, whether such successor attains such status through inheritance, the laws of descent or otherwise.

Schedule A

Peer Group

Alexandria Real Estate Equities, Inc.
AMB Property Corporation
Arden Realty Group, Inc.
Boston Properties Inc.
Brandywine Realty Trust
CarrAmerica Realty Corporation
CenterPoint Properties Trust
Crescent Real Estate Equities
CRT Properties Inc.
Equity Office Properties Trust
First Industrial Realty Trust
Highwoods Properties, Inc.
Kilroy Realty Corporation
Liberty Property Trust
Mack-Cali Realty Corporation
Prentiss Properties Trust
ProLogis Trust
Reckson Associate Realty Corp.
SL Green Realty Corp.
Vornado Realty Trust

A member of the Peer Group may be removed for the following reasons:

•	The member (or any successor entity) ceases to be primarily engaged in the commercial real-estate business; or

•	The member (or any successor entity) ceases to be publicly traded in the United States.

No new members will be added to the Peer Group at any time.

Exhibit A

[LETTERHEAD OF TRIZEC PROPERTIES, INC.]

October __, 2004

Dear [     ]:

     In consideration of your dedicated service to Trizec Properties, Inc. (the “Company”), we are pleased to announce that you have been granted an Award of Restricted Shares under the Company’s 2004 Long-Term Outperformance Compensation Program (“Program”). The Program permits you to receive a number of restricted shares of the Company’s common stock based upon the total return to shareholders attained over a three-year period commencing on October 20, 2004. The terms of your Award are set forth in the Program document, a copy of which is attached to this letter. Your Award Percentage under the Program is    %.

     Please acknowledge the receipt of this letter by signing in the space provided below and return the signed letter to the attention of [     ] at [     ].

     You may direct any questions you have regarding your Award or the Program to [     ] at [     ].

TRIZEC PROPERTIES, INC.

Name:
Title:

EXECUTIVE

Date